UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
 __________________
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 16, 2015
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Neff Corporation
(Exact name of registrant as specified in its charter)
  __________________

Delaware	001-36752	37-1773826
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3750 N.W. 87th Avenue, Suite 400, Miami, Florida 33178 (Address of principal executive offices) (Zip Code)
(305) 513-3350 (Registrant’s telephone number, include area code)
N/A (Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2015, the Nominating and Corporate Governance Committee and the Board of Directors (the "Board") of Neff Corporation (the "Company") in a joint meeting expanded the size of the Board from five to six members and appointed Mr. Michael Sileck to the Board of the Company effective immediately. Mr. Sileck will serve as a Class I Director of the Company for a term expiring at the 2018 Annual Meeting of Stockholders, at which time his continued Board service will be subject to renomination and stockholder approval. The Board determined that Mr. Sileck qualifies as independent under the director independence standards set forth in the applicable listing standards of the New York Stock Exchange and the rules issued by the Securities and Exchange Commission. The appointment of Mr. Sileck to the Board was not pursuant to any arrangement or understanding between him and any other person. Mr. Sileck was also appointed to the Audit Committee. As a result of Mr. Sileck's appointment to the Board and the Audit Committee, the Board approved the following composition for its Audit Committee:

Robert Singer, Chairman
Gerard E. Holthaus
Michael Sileck

Mr. Sileck will be compensated in accordance with the Company's previously disclosed compensation policy for non-employee directors as described in the Proxy Statement on Schedule 14A for the Company's 2015 Annual Meeting of Stockholders.

There are no family relationships between Mr. Sileck and any of the Company's directors and executive officers and the Company has not entered into any transactions with Mr. Sileck that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neff Corporation
Date: October 20, 2015
	By:	/s/ Mark Irion
Mark Irion
Chief Financial Officer